Exhibit 10.2

Mind Medicine (MindMed) Inc.

Non-Employee Director Compensation Policy

Effective as of June 1, 2022
Amended August 11, 2022

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Mind Medicine (MindMed) Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board. Except as otherwise explicitly stated herein, all references in this Policy to currency refer to U.S. dollars.

I. Annual Cash Compensation

The annual cash compensation amount set forth below will be payable to Eligible Directors in equal quarterly installments, payable in arrears on or promptly following the last day of each fiscal quarter in which the service occurred, commencing with respect to services provided on and after the Effective Date. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on or promptly following the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Additional Retainer for Board Chair: $40,000

c. Additional Retainer for Board Vice Chair: $30,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $10,000

c. Chair of the Nominating and Corporate Governance Committee: $10,000

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3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Nominating and Corporate Governance Committee: $5,000

II. Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense processes.

III. Equity and Equity-Based Compensation

1. Structure and Form of Grants. Each Eligible Director will be granted an Initial Grant and Annual Grant (as defined below). The Initial Grant and the Annual Grant will be in the form of any of the following or a combination thereof, as determined by the Board in its sole discretion on or before the applicable grant date: (i) restricted share units with respect to common shares of the Company (“Common Shares” and such units, “RSUs”), (ii) stock options to purchase Common Shares (“Options”), and/or (iii) a right to receive a cash amount that is calculated based on the value of Common Shares in the form of deferred share units (“DDSUs”).

The equity and equity-based compensation set forth in this Section III will be granted under and subject to the terms of the Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan or successor plan thereto (the “RSU Plan”), the Mind Medicine (MindMed) Inc. Stock Option Plan or successor plan thereto (the “Option Plan,” and collectively with the RSU Plan, the “Equity Plans”), and/or the Mind Medicine (MindMed) Inc. Directors’ Deferred Share Unit Plan or successor plan thereto (the “DDSU Plan”), in each case, to the extent applicable and subject to the applicable award agreements thereunder. All Options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Option Plan) of the underlying Common Shares on the prior trading day before the grant date, and a term of ten years from the grant date (subject to earlier termination in connection with a termination of service, as provided in the Option Plan and applicable stock option grant notice and award agreement).

2. Initial Grants. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be granted an initial award, in such form(s) as determined by the Board as described in Section III.1. above, having an aggregate target grant value of $450,000 (the “Initial Grant”). Each Initial Grant shall vest over a three-year period, subject to the Eligible Director’s continuous service as a member of the Board through each such vesting date. Initial Grants in the form of RSUs will vest in three equal annual installments over such three-year period; provided, that in the event that an Eligible Director’s continuous service as a member of the Board terminates for any reason other than for cause after the first anniversary of the grant date, a portion of the Initial Grant RSUs that would have vested on the next annual vesting date following the date of departure will immediately vest in full as of the date of termination of service, prorated based on a fraction, the numerator of which is the number of days elapsed from the prior vesting date through the date of termination of service, and the denominator of which is 365 (or 366, as applicable). Initial Grants in the form of Options or DDSUs will vest with respect to one-third (1/3) of the Initial Grant on the

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one-year anniversary of the grant date, with the remaining portion of the Initial Grant vesting in equal monthly installments thereafter.

The number of RSUs, Common Shares and DDSUs underlying Initial Grants and Annual Grants (as defined in Section 3), as applicable, will be determined as set forth in this paragraph, with currency conversion as necessary, unless otherwise determined by the Board. To the extent an Initial Grant is provided in the form of RSUs, the number of RSUs shall be determined by dividing the target grant value by the closing price of a Common Share on the NEO Exchange Inc. on the prior trading day before the grant date. To the extent an Initial Grant is provided in the form of Options, the number of Common Shares underlying such Option shall be determined based on the applicable Black-Scholes value as of the grant date. To the extent an Initial Grant is provided in the form of DDSUs, the number of DDSUs will be determined by dividing the target grant value by the closing price of a Common Share on the NEO Exchange Inc. on the prior trading day before the grant date.

3. Annual Grants. On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Annual Meeting held in 2022, each Eligible Director who (a) has served as a director of the Company for at least six (6) months as of the date of the Annual Meeting, and (b) continues to serve as a non-employee member of the Board following such Annual Meeting (excluding any Eligible Director who is first appointed or elected by the Board at Annual Meeting) will be granted an annual award, in such form(s) as determined by the Board as described in Section III.1. above, having an aggregate target grant value of $180,000 (the “Annual Grant”).

The Annual Grant will vest over a one-year period measured from the grant date, or in any event no later than the date immediately prior to the next Annual Meeting, subject in any case to the Eligible Director’s continuous service as a member of the Board through such vesting date. Annual Grants in the form of RSUs will vest in four equal quarterly installments measured from the grant date; Annual Grants in the form of Options or DDSUs will vest in twelve equal monthly installments measured from the grant date.

The number of RSUs, Common Shares or DDSUs, as applicable, subject to each Annual Grant shall be determined in the same manner as for Initial Grants, as described in the last paragraph of Section III.2. above.

4. CIC Accelerated Vesting. Notwithstanding anything herein to the contrary, each Initial Grant and Annual Grant will vest as follows upon a Change in Control or Change of Control (as defined in each Equity Plan or the DDSU Plan, as applicable), subject, in each case, to the Eligible Director’s continuous service as a member of the Board through the date of such Change in Control or Change of Control (as applicable): (a) with respect to any Eligible Director who has less than one (1) year of continuous service as a member of the Board on the date of such Change in Control or Change of Control, the portion of each Initial Grant and/or Annual Grant held by such Eligible Director will vest as would have vested through the one (1) year anniversary of the applicable grant date, had the Eligible Director provided continuous service as a member of the Board through such date; and (b) with respect to any Eligible Director who has one (1) or more years of continuous service as a member of the Board on the date of such Change in Control or Change of Control, each Initial Grant and/or Annual Grant held by such Eligible Director will vest in full.

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